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                                                                   EXHIBIT 11.2

                             PAGEMART WIRELESS, INC.
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


                                                            THREE MONTHS ENDED SEPTEMBER 30, 1996
                                                          ----------------------------------------
                                                            NUMBER       PERCENT       EQUIVALENT
                                                          OF SHARES    OUTSTANDING       SHARES
                                                          ----------   -----------    ------------
COMMON STOCK
   From Founders' Stock                                    2,300,000    100.00%          2,300,000
   Stock Options Exercised                                   553,164     99.96%            552,943
   Preferred Stock Converted to Common Stock              15,310,943    100.00%         15,310,943
   1994 Common Stock Offerings                            11,242,857    100.00%         11,242,857
   1995 Common Stock Offerings                             4,323,874    100.00%          4,323,874
   1996 Common Stock Offering                              6,000,000    100.00%          6,000,000
                                                          ----------                  ------------
                                                          39,730,838                    39,730,617

WEIGHTED AVERAGE SHARES OUTSTANDING                                                     39,730,617

NET LOSS                                                                              ($11,986,000)

NET LOSS PER SHARE                                                                          ($0.30)
                                                                                      ============
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